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                                                                Exhibit 99.23(o)

                                 McMorgan Funds
                                  On behalf of

                     McMorgan Intermediate Fixed Income Fund
                           McMorgan Fixed Income Fund
                             McMorgan Balanced Fund
                         McMorgan Equity Investment Fund
                            McMorgan High Yield Fund

               Amended Multiple Class Plan Pursuant to Rule 18f-3


         McMorgan Intermediate Fixed Income Fund, McMorgan Fixed Income Fund, McMorgan Balanced Fund, McMorgan Equity Investment Fund and McMorgan High Yield Fund (the "Funds") hereby adopt this Amended Multiple Class Plan (the "Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), which sets forth the separate distribution arrangements and expense allocations of each class of the Funds. This Plan has been adopted by a majority of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust as defined in the 1940 Act (the "Independent Trustees"), of McMorgan Funds (the "Trust"). The Trustees have determined that the Plan is in the best interests of each class and the Funds as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund, and supersedes any Plan previously adopted for the Fund.

CLASS CHARACTERISTICS

         Each Fund shall offer two classes of shares, to be known as the McMorgan Funds Class Shares and Class Z shares. In addition, the McMorgan Fixed Income Fund shall offer two classes of shares, to be known as Class R-1 Shares and Class R-2 Shares. Each class of shares will represent interest in the same portfolio of investments and be identical in all respects to each other class, except as set forth below.

McMorgan Funds Class:      McMorgan Funds Class shares are offered for sale at
                           net asset value per share without a sales charge.
                           McMorgan Funds Class shares are not subject to Rule
                           12b-1 distribution charges. These investment criteria may be changed from time to time.

Class Z: Class Z shares are offered for sale at net asset value per share without a sales charge. Class Z shares are subject to Rule 12b-1 distribution charges with a fee of 0.25% per annum of the average daily net assets attributable to the Class Z shares. These investment criteria may be changed from time to time.

Class R-1:                 Class R-1 shares are offered for sale at net asset
                           value per share without a sales charge. Class R-1 shares are subject to an administrative (non-Rule
                           12b-1) fee of 0.10% per annum of the average daily net assets attributable to Class R-1 shares. These investment criteria may be changed from time to time.
                           Class R-1 shares are offered to pension plans through defined benefit and defined contribution plan services provided by New York Life Investment
                           Management LLC's Retirement Plan Services.

Class R-2:                 Class R-2 shares are offered for sale at net asset
                           value per share without a sales charge. Class R-2 shares are subject to an administrative (non-Rule
                           12b-1) fee of 0.10% and a 12b-1 distribution fee of 0.25% per annum of the average daily net assets attributable to Class R-2 shares. These investment criteria may be changed from time to time. Class R-2 shares are offered to pension plans through defined benefit and defined contribution plan services provided by New York Life Investment Management LLC's
                           Retirement Plan Services.


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         The Rule 12b-1 charges associated with the Class Z shares shall be reimbursed to McMorgan & Company LLC (the "Advisor"), NYLIFE Distributors, Inc. (the "Distributor"), a registered broker-dealer and distributor, or others for distribution services provided and expenses assumed in connection with distribution assistance, including payments to the Distributor pursuant to the Underwriting Agreement among the Trust, the Advisor and the Distributor. The Distributor may re-allow a portion or all of the 12b-1 fees received to broker-dealers or others who have executed a selling agreement with the Distributor on behalf of the Class Z shares of the Trust, to the extent that they provide services as specified in the Funds' Plan pursuant to Rule 12b-1.

         The Rule 12b-1 Plan associated with the Class R-2 Shares may be used to compensate the Distributor or others for distribution activities and/or for providing shareholder services. Distribution fees paid under the Rule 12b-1 Plan may be retained by the Distributor to compensate the Distributor for amounts advanced to securities dealers or their firms or others (including retirement plan recordkeepers) with respect to the sale of Class R-2 Shares. In addition, such distribution fee payments may be retained by the Distributor to be used in the promotion and distribution of Class R-2 Shares in a manner similar to that described above for Class Z Shares, or may be paid out to dealers or others (including retirement plan recordkeepers) that perform similar distribution activities. Shareholder servicing fees may be paid to the Distributor or to securities firms or others (including retirement plan recordkeepers) who have executed a servicing agreement for Class R-2 Shares with the Investment Company, the Distributor or its affiliates as compensation for providing personal assistance to shareholders or beneficial owners in servicing their accounts.

         No Rule 12b-1 Plan has been adopted on behalf of the McMorgan Funds Class Shares and R-2 Class Shares and, therefore, the McMorgan Funds Class Shares and R-2 Class Shares shall not be subject to deductions relating to Rule 12b-1 fees.

         The McMorgan Principal Preservation Fund offers a single class of shares - the McMorgan Funds Class Shares, and thus is not subject to this Amended Multiple Class Plan.

         The Rule 12b-1 Plans for the Class Z and Class R-2 Shares shall operate in accordance with Rule 2830 (d) of the Conduct of Rules of the National Association of Securities Dealers, Inc.

INCOME AND EXPENSE ALLOCATION

         Expenses of the Trust will be allocated among the Funds on the basis of the relative net assets of the Funds. Certain expenses attributable to a Fund, and not to a particular class will be borne by each class on the basis of the relative net assets of the class. Notwithstanding the foregoing, the Advisor or other service provider may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act. Expenses attributable to different services received by a Class, or to different degrees of services attributable to a Class may be allocated to each Class on the basis of services received.

DIVIDENDS AND DISTRIBUTIONS

         Dividends and other distributions paid by each class of shares, to the extent that any dividends are paid, will be calculated in the same manner, at the same time, and on the same day, except that any distribution fees, service fees and class expenses allocated to a class will be borne exclusively by that class.

EXCHANGES AND CONVERSIONS

         There shall be no exchange or conversion features available between the McMorgan Funds shares, Class Z shares, Class R-1 shares, and Class R-2 shares, with the exception that Class Z shares, Class R-1 shares and Class R-2 shares of any fund may be exchanged in to the Principal Preservation Fund and shares of the McMorgan Principal Preservation Fund may be exchanged back to Class Z shares, Class R-1 shares and Class R-2 shares of another fund.


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GENERAL

         Each class shall vote separately and exclusively with respect to any matter related to the Rule 12b-1 Plan. Each class of shares shall vote separately with respect to any matter that relates solely to that class of shares.

         On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the 1940 Act, and otherwise, will monitor the Trust for the existence of any material conflicts between the interests of the classes of shares. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The Advisor and the Distributor shall be responsible for alerting the Trustees to any material conflicts that may arise.

         Any material amendment to this Plan must be approved by a majority of the Trustees of the Funds, including a majority of the Independent Trustees.

         I, __________ , Secretary of the McMorgan Funds, Inc., do hereby certify that this Amended Multiple Class Plan was adopted on behalf of the McMorgan Funds and each applicable series by a majority of the Trustees of the Trust on September 3, 2003.

                              /s/ ________________
                                    Secretary


Date: August 18, 1999
 Amended February 17, 2000
 Amended August 22, 2000
 Amended November 30, 2000
 Amended September 3, 2003